Filed Pursuant to Rule 424(b)(2)

Registration No. 333-277211

Supplement dated October 9, 2025

to Pricing Supplement dated September 26, 2025

Equity Index Underlying Supplement dated February 21, 2024,

Prospectus Supplement dated February 21, 2024 and

Prospectus dated February 21, 2024

HSBC USA Inc.

Capped In-GEARS

Linked to the S&P 500® Index due February 23, 2032

CUSIP: 40446H670

(the “securities”)

This document (the “supplement”) supplements the offering documents referenced above, including in connection with any secondary market transactions in the securities by HSBC Securities (USA) Inc. and its affiliates. Certain terms used but not defined in this supplement have the meanings set forth in those offering documents.

In the pricing supplement, dated September 26, 2025 and filed with the Securities and Exchange Commission (the “SEC”) on September 30, 2025 (the “Final Pricing Supplement”), with respect to the Underlying, its Initial Level was defined as the arithmetic average of its Official Closing Levels on each scheduled Trading Day from and including September 25, 2025 to and including October 7, 2025, excluding any scheduled Trading Day on which a Market Disruption Event occurs.

The arithmetic average of the Official Closing Levels on each scheduled Trading Day from and including September 25, 2025 to and including October 7, 2025 with respect to the Underlying was 6,688.37.

Therefore, the Initial Level for the securities is 6,688.37.

Documentation

You should read this supplement, together with the documents listed below, which together contain the terms of the securities and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page PS-7 of the Pricing Supplement and “Risk Factors” beginning on page S-1 in the prospectus supplement and page S-1 of the Equity Index Underlying Supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Pricing Supplement dated September 26, 2025:

https://www.sec.gov/Archives/edgar/data/83246/000110465925095039/tm2524998d530_424b2.htm

•	The Equity Index Underlying Supplement dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

•	The prospectus supplement dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

•	The prospectus dated February 21, 2024: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

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